Exhibit 10.2

efficacy usability allure integrity profitability™

October 8, 2019

− Personal and Confidential –

William A. Wulfsohn

Dear Bill:

This letter (the “Letter Agreement”) is meant to confirm the understanding between you, Ashland Global Holdings Inc., and Ashland LLC (Ashland Global Holdings Inc. and Ashland LLC collectively, “Ashland”) concerning your continued employment with Ashland. As you are aware, Ashland considers your continued services to be essential to protecting and enhancing the best interests of the company as we transition from your leadership to that of a new Chief Executive Officer. For this reason, we would like to encourage your continued employment through December 31, 2019. If you accept the terms of this Letter Agreement, you understand that this will supersede, rescind, and replace the terms of any prior agreements already offered or in place between you and Ashland that would otherwise govern the timing of your separation from employment with Ashland and any severance payments and benefits in connection with such separation from employment. Notwithstanding the foregoing, in the event a “Change in Control” of Ashland (as defined in the Change in Control Agreement between you and Ashland Inc., dated as of October 12, 2015 (the “Change in Control Agreement”)) occurs prior to your Separation Date, as defined below, then the more favorable benefits provided for under the Change in Control Agreement in the event of a termination of your employment following a Change in Control will apply in connection with your separation from employment as of the Separation Date.

It is anticipated that you will continue in your current role as Chief Executive Officer and Chairman of the Board of Directors (the “Board”) through your Separation Date. You understand and agree that in addition to performing your regular duties during this period of transition (the “Transition Period”), you will also work with the Board to execute a transition plan that will allow for a successful transition of your duties to a successor. At all times during the Transition Period your base compensation will not be reduced. Your existing equity awards will continue to vest during the Transition Period; however, you will not receive any additional equity awards.

Your “Separation Date” shall be the earlier of: i) December 31, 2019; and ii) such earlier date on which you and Ashland mutually agree that your employment will end.

Subject to the conditions provided herein, your employment with Ashland will end on your Separation Date, and you will be offered a Separation Agreement and General Release (your “Separation Agreement”). Pursuant to your Separation Agreement, you will be entitled to a lump sum severance payment equal to 104 weeks of your base salary as in effect on your Separation Date (your “Severance Benefit”). Your Severance Benefit will be paid within five (5) business days following the first day of the seventh calendar month following the month in which the Separation Date occurs.

Your Separation Agreement will include provisions addressing the impact of your separation from employment on your participation in various health and welfare plans and programs offered by Ashland, including your eligibility to receive free COBRA continuation coverage of your company provided medical and dental coverage for 20 weeks following your Separation Date. In general, your coverage under all other health and welfare plans will end as of your Separation Date.

In addition, your Separation Agreement will provide for i) a pro-rata payment of your FY2020 short term incentive payment, determined based on the number of months worked during the plan year, which will be paid based on actual Ashland performance at the time FY2020 short term incentive payments (if any) are made to Ashland employees generally; ii) accelerated, pro-rata vesting of any outstanding portions of your RSU and SAR awards, which will be calculated through your Separation Date, based on the portion of the vesting period that elapsed prior to the Separation Date; and iii) proration of any existing Performance Unit (LTIP) awards through your Separation Date, based on the portion of the applicable vesting period that elapsed prior to your Separation Date, to be paid at the normal time of payment under the plan, based on actual plan measures, and in accordance with all other terms and conditions of the LTIP award. You understand and agree that any portions of your equity and LTIP awards that are not accelerated or prorated as a result of the application of the above formulas will be forfeited.

Your Separation Agreement will also provide for i) reimbursement of up to $5,200 of expenses you incur obtaining executive level outplacement services, from the provider of your choice, during the 12-month period following your Separation Date, ii) continued financial planning from AYCO at Ashland’s expense during calendar year 2020, and iii) reimbursement of up to an additional $10,000 of eligible financial planning expenses you incur during calendar year 2020.

You understand and agree that the Separation Agreement offered to you will contain a general release of any and all claims you may have against Ashland and its affiliates, including Ashland Global Holdings Inc., as well as confidentiality obligations and a two-year non-competition agreement, that will be in addition to any other confidentiality, non-disclosure and non-competition agreements already in place between you and Ashland. You must sign the Separation Agreement, and it must take effect, before you will be entitled to the Severance Benefit and the additional benefits it provides.

If you refuse to sign the Separation Agreement within the time period provided therein, or you revoke your acceptance of the general release within the 7-day revocation period, then your employment will be deemed to have terminated on your Separation Date, but you will not be entitled to receive the Severance Benefit or any other benefits provided for thereunder, or any severance benefits under any severance pay plan or program of Ashland, and you will be entitled only to those benefits ordinarily available to employees who voluntarily terminate their employment with Ashland. You specifically understand and agree that this means you will not receive the Severance Benefit described above, free COBRA continuation coverage, pro-rata payment of your FY2020 short-term incentive award, the special equity and LTIP treatment described above, reimbursement of your outplacement assistance expenses, additional financial planning assistance during calendar year 2020, or reimbursement of your otherwise eligible financial planning expenses incurred during calendar year 2020.

You further understand that this Letter Agreement will immediately terminate (an “Early Termination without Severance Offer”), if any of the following occurs prior to your Separation Date:

i)	you elect to terminate your employment, for any reason prior to December 31, 2019 without Ashland’s agreement;
ii)	your employment is terminated for “Cause”, as defined below;
iii)
in the event of your death, or the termination of your active employment because you become disabled and are unable to return to the performance of the duties of your position within a reasonable time; provided, however, that, in such event, Ashland will not be relieved of any obligations under any applicable employee benefit plans which arise due to your death or disability.

For the purposes of this Agreement, "Cause" shall occur hereunder only upon:

i)
the willful and continued failure by you to substantially perform your duties with Ashland (other than any such failure resulting from your incapacity due to physical or mental illness or injury) after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

ii)	the willful engaging by you in gross misconduct materially and demonstrably injurious to Ashland after a written demand to cease such misconduct is delivered to you by the Board; or
iii)	your conviction of or the entering of a plea of nolo contendre to the commission of a felony involving moral turpitude.

Provided, that no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Ashland. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose, alone or in conjunction with any other purpose, (after at least 20 days prior notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you failed to perform your duties or engaged in misconduct as set forth above in subparagraph (a) or (b) of this paragraph, and that you did not correct such failure or cease such misconduct after being requested to do so by the Board, or as set forth in subparagraph (c) of this paragraph, finding that you have been convicted of or have entered a plea of nolo contendre to the commission of a felony involving moral turpitude.

In the event of an Early Termination without Severance Offer, Ashland will be relieved of any obligation to offer you the Separation Agreement, the Severance Benefit or any other benefits described above, or any severance benefits under any severance pay plan or program of Ashland, and you will be entitled only to those benefits ordinarily available to employees whose employment has ended either voluntarily or involuntarily for “cause”, as applicable. For the avoidance of doubt, you understand and agree the this means you will not be entitled to receive the Severance Benefit, free COBRA continuation coverage, pro-rata payment of your FY2020 short-term incentive award, or the special equity and LTIP treatment described above, or any other severance benefits under any severance pay plan or program of Ashland, and you will be entitled only to those benefits ordinarily available to employees who voluntarily terminate their employment with Ashland. In addition, if your employment terminates prior to the date on which payments under the FY2019 short term incentive plan were made, then you would also be ineligible for any payment of the FY2019 short-term incentive amount.

This Letter Agreement shall terminate on the earlier of i) your Separation Date, or ii) the date on which an Early Termination without Severance Offer occurs, provided that any obligations on the part of Ashland which arise under this Letter Agreement during its term, or are triggered under this Letter Agreement on the date of its termination, shall survive the termination of this Letter Agreement.

If you agree with the foregoing, please sign and date each original of this Letter Agreement in the space provided for your signature and return one original to me today, October 8, 2019. You may also retain a copy for your records.

Should you have any questions, please feel free to contact me.

Sincerely yours,
/s/ Peter J. Ganz
Peter J. Ganz

Agreed to and accepted
this 8th day of October 2019.

/s/ William A. Wulfsohn
William A. Wulfsohn

cc:	Anne T. Schumann

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